Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-285643, 333-278332, 333-269482, 333-268785, 333-263589 on Form S-8 and 333-262478 on Form S-3 of our report dated March 2, 2026, relating to the consolidated financial statements of Dave Inc. and its subsidiaries and the effectiveness of Dave Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 2, 2026